Exhibit 99.1

ContraVir Initiates Head-to-Head Phase 2a Clinical Study of CMX157 vs. Viread® for Treating Hepatitis B

First Study to Evaluate the Antiviral Power of CMX157 Compared to the Current Standard of Care in Hepatitis B

EDISON, N.J., June 1, 2016 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that following a positive recommendation from an independent Data Safety Monitoring Board (DSMB), the Company has begun screening patients with chronic hepatitis B (HBV) for enrollment in a head-to-head Phase 2a study comparing ContraVir’s CMX157 to tenofovir DF (TDF, marketed by Gilead Sciences as Viread®).  The study will compare sequentially escalating doses of CMX157, beginning at a 5 mg daily CMX157 dose compared to 300 mg daily dose of TDF which is the standard daily dose of Viread®.  The study is expected to conclude in the fourth quarter of 2016.

The DSMB conducted an independent review of the safety, tolerability and pharmacokinetic profile of CMX157 from the three completed dosing groups of ContraVir’s ongoing Phase 1b safety study in healthy volunteers.  In addition to recommending initiation of the Phase 2a study, the DSMB also recommended continuation of the Phase 1b, which is now past its midpoint with the final two dosing groups (50 and 100 mg) remaining.

“This is a significant inflection point for ContraVir, as the Phase 2a study we’ve just commenced will be the first evaluation of the antiviral activity of CMX157 compared to Viread in hepatitis B patients,” said James Sapirstein, CEO of ContraVir. “We’re highly encouraged by the pharmacokinetic profile demonstrated so far in the Phase 1b study, which showed detectable CMX157 levels at 5 mg once daily, the lowest dose tested. Considering our animal data showing a high degree of liver targeting and laboratory data showing superior potency of CMX157 against HBV in vitro, these preliminary results suggest the potential of CMX157 to be dosed lower than Viread, and at the same or lower dose than tenofovir alafenamide, Gilead’s ‘TAF’.  We look forward to dosing the first HBV patients in this study and to reporting the data as we advance through the different dosing groups.”

The Phase 2a trial will enroll 60 treatment-naïve patients with chronic HBV infection.  This study will consist of a sequential dose escalation, with 10 patients per cohort receiving four weeks of a once-daily dose of either 5, 10, 25, 50 or 100 mg of CMX157, plus two patients per cohort receiving 300 mg of TDF, the standard dose of Viread.  As in the Phase 1b study, initiation of each higher dose cohort will follow review of the data from the previous cohort, and there will be another DSMB review between the 25 mg and 50 mg CMX157 cohorts. Final results from this study are expected in the fourth quarter of 2016.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with two candidates in mid-to-late stage clinical development.

ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir for the Hepatitis B virus.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686